EXHIBIT 99.1


                   SPECTRUM BRANDS, INC. REPORTS INVESTIGATION
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ATLANTA -- Nov. 14, 2005 -- Spectrum Brands, Inc. (NYSE: SPC) today announced that it has been advised that the United States Attorney's Office for the Northern District of Georgia has initiated an investigation into recent disclosures by the Company regarding its results for its third quarter ended July 3, 2005 and the Company's revised guidance issued on September 7, 2005 as to earnings for the fourth quarter of fiscal 2005 and fiscal year 2006. The Company intends to cooperate fully with the investigation.

About Spectrum Brands, Inc.

Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

For more information on Spectrum Brands, visit www.spectrumbrands.com.



Investor Contact:
-----------------
Nancy O'Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
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David Doolittle
Ketchum for Spectrum Brands
404-879-9266
david.doolittle@ketchum.com